Exhibit 99.1

AITX Subsidiary Robotic Assistance Devices Expands Remote Response Business

Partner Centralized Vision Actively Responding to AI-Enabled Alerts Generated by 39 RAD Security Devices

Detroit, Michigan, March 15, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that Centralized Vision is actively responding to security alerts autonomously initiated by 39 RAD security robots. Both companies expect this number to dramatically increase in the near future.

Centralized Vision presently has 37 trained operators on the RAD network. To date, Centralized Vision and RAD have performed several successful security interdictions, numerous system expansions, and zero contract cancellations.

“We’re on a great ride with RAD,” said Tom Vigilante, president, and co-founder of Centralized Vision. “Their AI-powered solutions immediately alert our team if there has been a security breach detected by the device. Our operators can immediately communicate through the RAD device, gather valuable video and other data, and make the problem go way - in an instant.”

Additional RAD units and quantities are expected to be deployed and go online during the next few months. A total of 8 unique market opportunities in the near term, accounting for 60 RAD devices, all expected to be actively responded to by the team at Centralized Vision.

Vertical Market	Qty	RAD Device
Property Management	7	ROSAs
Homeowner Associations	1	AVA
Hospitality	5	ROSAs
Retail Automotive	1	ROSA
1		RIO
K-12 Schools	2	RIOs
Logistics	6	ROSAs (near term)
30		ROSAs (medium term)
Cannabis Industry	6	ROSAs

RAD noted that it has more than 20 additional opportunities in the sales funnel that, when closed, will end up connected to Centralized Vision for remote response.

“The consistent support, encouragement and performance that Centralized Vision has given us over the past two years has been perfect,” said Steve Reinharz, CEO of AITX and RAD. “I know firsthand that our joint clients hold Centralized Vision’s in the highest regard and that working together we’re both stronger.”

The partnership between RAD and Centralized Vision was announced in September of 2020. Centralized Vision offers real-time remote response services to protect property and assets and provide advanced access control services.

Additionally, RAD announced that approximately 60 RAD trained SOC (security operations center) operators are also actively responding to RAD autonomous alerts, including approximately 10 guarding companies that also have their own SOC.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz